Exhibit 99.2

Willbros Group, Inc.

3Q 2016 Conference Call

October 31, 2016 at 10:00 a.m. Eastern

CORPORATE PARTICIPANTS

Stephen Breitigam - Vice President, Investor Relations

Michael Fournier - President and Chief Executive Officer

Van Welch - Executive Vice President and Chief Financial Officer

PRESENTATION

Operator

Good day, and welcome to the Willbros Group, Inc. Q3 2016 Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation there will be an opportunity to ask questions. To ask a question, you may press star and then one on your telephone keypad. To withdraw your question, please press star and then two. Please note this event is being recorded.

I would now like to turn the conference over to Mr. Steve Breitigam, Vice President of Investor Relations. Please go ahead.

Stephen Breitigam

Good morning and thank you for joining us today. Speaking today will be Mike Fournier, President and Chief Executive Officer; and Van Welch, Executive Vice President and Chief Financial Officer. This conference call is being broadcast live over the internet and is also being recorded. An archive of the webcast will be available shortly after the call on our website, willbros.com. A replay will also be available through the phone number provided in the company press release announcing this call.

Information reported on this call speaks only as of today, October 31, 2016, and time-sensitive information may no longer be accurate at the time of any replay. Comments today contain forward-looking statements. All statements other than statements of historical facts which address activities, events or developments the company expects or anticipates, will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements.

These risk factors are described in the company’s documents and reports filed with the SEC. The company assumes no obligation to publicly update such forward-looking statements, whether as a result of new information, future events or otherwise. This presentation contains non-GAAP numbers. Reconciliations and related information are in our press release dated October 28, 2016 and on our website.

Now, I’ll turn the call over to Mike Fournier, President and CEO.

Michael Fournier

Good morning, folks, and thanks for joining our call this morning. Our third quarter results reflect revenues of $174.8 million and an operating loss before special items of $5.8 million. When compared to the prior quarter, the lower revenue was anticipated but the increase in operating loss was impacted by the recognition of $4.7 million in losses for two specific projects. A few comments on these two projects.

First, the pipeline job in our Oil & Gas segment recorded an additional loss during the third quarter of 2016. In addition to weather issues, this difficult project has encountered unmarked underground obstructions in the planned right of way. The timeline to complete has been extended, resulting in additional cost. We’re currently in discussions with the client regarding alternatives to complete this project, as well as compensation for some change management items.

The second loss job is a pipeline job in our Canadian segment that has encountered rainfall levels in excess of historical norms. Efforts to meet the original schedule, yet comply with environmental issues,

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October 31, 2016 at 10:00 a.m. Eastern

have not proven successful. Additional cost to complete this project will be incurred under our revised execution plan, which is pending client approval. As per the contract, the Change Order Request has been submitted to the client. Per our revenue recognition policy, the circumstances of the changes on these two projects precludes recognition of revenue until resolution has been approved by the clients.

Turning to our operations, our Utility T&D segment recorded third quarter revenue similar to prior quarters and recorded a small operating profit.

Chapman, our transmission business unit, saw some seasonal downturn in workload as outage windows on the electrical transmission system in Texas is limited by peak summer loads. As a result, Chapman saw a decrease in both revenue and operating income compared to Q2. We have had success in diversifying work in the substation and wireless areas of the Chapman business. The business unit is currently focused on addressing growing opportunities with its existing client base and pursuing greenfield and brownfield transmission opportunities with new clients. We believe these initiatives will help mitigate Q3 seasonal downturns in future years.

WTD West, our Ft. Worth based distribution business, maintained steady revenue with a slight increase in operating income despite the hand off of a number of legacy contracts to our WTD Southeast business unit. Growth opportunities are strong, but we remain limited by our ability to recruit and retain new field workforce.

Our recently established WTD Southeast business unit was awarded a one-year MSA contract in Q3 valued at approximately $12 million, overcoming a setback with the cancellation of an $8 million fiber optic conduit installation contract which I had mentioned in our previous call. Crews were retained and moved to traditional electrical distribution work. We continue to pursue other small-scale fiber opportunities. And in general, we see strong growth opportunities in the Southeast with a number of anchor contracts in place that have open calls for crews.

We executed $4 million of revenue over two months during the third quarter and expect to be on track by Q1 of 2017 to execute approximately $25 million to $30 million of work annually in our Southeast unit.

Our WTD East business unit had an improvement in operating income over the previous quarter on slightly lower revenues. This improvement in operating income is primarily a result of reduced weather impacts in Q3. While margins are strong in this business unit, we still believe there is room for additional improvement. We continue to have strong growth opportunities in the underground area, as illustrated by receipt of a written notification of an award last week of $21 million for underground electrical duct bank work.

We are also focused on growing the size of our above ground electrical crews in this area in order to offset the rain day impacts on the underground activities. With above ground capabilities we not only reduce the percentage of our workforce impacted by storms, we also have the opportunity to increase revenue by performing storm response work. To highlight this opportunity, we provided only six crews from our WTD East to local utilities as part of the Hurricane Matthew storm response, while our western based operations mobilized approximately 25 crews. Going forward, we’d like to be in a position to have additional crews in the east coast region available for storm response work.

On the renewables front, the wind-farm bidding funnel remains active with over $140 million of bids outstanding however we have yet to book our first award. We’ve learned that in this space there is a significant amount of repackaging and reselling of projects by our potential clients that both delays awards and can lead to project cancellations. While we remain committed to entry into this market space, we’ve reduced revenue expectations for the remainder of 2016 and into 2017.

Willbros Group, Inc.

October 31, 2016 at 10:00 a.m. Eastern

In total, the UTD segment remains our immediate growth business with a focus on staffing, customer diversification, geographic expansion, and enhanced service offerings.

Turning to Oil & Gas, the challenges of our Oil & Gas segment continued in the third quarter. Our pipeline group has reduced its cost structure and would have generated operating income if not for the aforementioned project loss. Our pipeline group revenue outlook for Q4 2016 remains constrained as a result of limited new bid opportunities in previous quarters. Bid activity has increased in Q3 and into Q4 for our Facilities operating unit and Lineal pipeline business unit, with most opportunities being in the 2017 and 2018 construction windows. In particular, we have 2017 facility opportunities with combined value in excess of $100 million tendered, or in-house being bid, with significant 2018 opportunities also being bid. Mid and large diameter pipeline opportunities are more sporadic, but feedback from clients indicates an increase in activity level for 2017 construction in both the Permian, the Utica and Marcellus. A number of these are with existing clients that look to be pulling projects back off the shelf.

Q3 revenues for our tank group were lower sequentially, resulting in an operating loss. We are strengthening the sales team for the tank group, with a focus on growing our maintenance and repair offering both geographically and by industry sector. There is a strong market for this business but it’s taking longer to achieve the critical revenue mass than we previously expected. We currently have approximately $60 million of new tank construction bids outstanding, but we believe that we must grow the repair and maintenance business to achieve our margin expectations while recovering the relatively large fixed indirect and overhead costs associated with this business.

Turning to Canada, revenue increased as expected in the third quarter with operating income being negatively impacted by the previously mentioned pipeline project loss. We’ve completed the tendering process for the maintenance contracts referenced in the previous call. Some of this is reflected in our backlog numbers, while an additional $75 million will be added in our Q4 filing once we’ve formally signed the contract for which we received a tentative award notice last week. Based on contracts won and our forecast of 2017 work, we expect the net effect in our oil sands maintenance business unit in Canada to be flat in 2017 compared to 2016.

We continue to see opportunities for Canadian cross-country Pipeline business unit involving both new construction as well as integrity work. We’ve de-mobilized from the problematic pipeline project I referred to earlier, and we’ll remobilize once the ground is frozen. We expect this will eliminate environmental impacts going forward.

We continue to see opportunities for our Canadian Facilities and Tank business unit in both traditional and oil and gas space as well as water treatment. In particular, the bid activities remain strong in the water treatment space. We are active on two small water treatment projects in the field, and continue to focus on building a resume to allow us to participate in larger scale projects. Competition from the open shop sector in the Canadian oil and gas market continues to be very strong. We placed a close second on a number of facility opportunities in Q3 to open shop contractors. We’re working with our CLAC union partner in Canada to adjust our cost base to be competitive and view this as an ongoing exercise. Similar to the Oil & Gas segment, building backlog remains the priority focus for this business unit.

Van, I’ll now turn it over to you for financial commentary.

Van Welch

Thanks, Mike, and good morning. I would like to begin with our third quarter 2016 operating results in comparison to our second quarter 2016 operating results.

Willbros Group, Inc.

October 31, 2016 at 10:00 a.m. Eastern

Consistent with our previous conference calls, we have prepared an additional reconciliation to our press release that excludes special items that affect the comparability of our operating results between periods. In the third quarter of 2016, these special items include other charges of approximately $500,000 primarily related to facility lease abandonment charges. Adjusted for special items, we recorded a third quarter 2016 operating loss of $5.8 million on contract revenue of $174.8 million, compared to an operating loss of $1.5 million on contract revenue of $193.1 million in the second quarter of 2016.

The $4.3 million decrease in the operating performance in the third quarter of 2016 compared to the second quarter of 2016 is primarily the result of two loss projects that were significantly impacted by adverse weather conditions and cost overruns. Together, these projects lost approximately $4.7 million during the third quarter. Absent these project losses, our Q3 results were slightly better than the guidance provided in our Q2 call.

Our September year-to-date 2016 results show improved gross and net contract margins, indicating both improved project execution and lower indirect cost when compared to the same period of 2015. In addition, our general and administrative overheads of $47 million for 2016 year-to-date are $14.8 million lower than the same period of 2015. This reduced general and administrative overhead, primarily in our corporate headquarters, as well as lower equipment and other indirect costs in the Oil & Gas and Canada segments, are more in line with current capacity.

Now moving to backlog. At September 30, 2016, we reported 12-month backlog of $375.7 million, which is slightly up from 12-month backlog of $373.2 million at June 30, 2016. This positive book to burn rate is primarily a result of greater visibility in our MSA work. MSAs represent 83% of our 12-month backlog and account for approximately two-thirds of our third quarter revenue.

Our total backlog at September 30, 2016 was $646.6 million, a decrease of $180.2 million from total backlog at December 31, 2015. This decrease is primarily related to the net rundown in the MSA backlog of $129 million.

The expected MSA renewal in our Canadian segment that Mike mentioned earlier is not in our Q3 backlog numbers and is anticipated to add approximately $15 million per year of revenue for five years.

When we analyze our revenue opportunity, we conclude:

•	83% of our 12-month backlog is recurring work under MSAs that we have a good track record of renewing at end of term

•	We have a significant amount of revenue that we book and execute in the same quarter. In Q3, this totaled $18.2 million, for year-to-date 2016 this totaled $69.7 million

•	Our decline in total backlog since year-end 2015, in large part, reflects term reductions of multi-year MSAs

•	Our improved revenue will come from awards from discrete projects that mostly will be worked off within a 12-month period and new MSA awards

Now, moving to liquidity. Our total liquidity at September 30, 2016 was approximately $71.2 million,

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October 31, 2016 at 10:00 a.m. Eastern

which is composed of $42.3 million in cash and $28.9 million of revolver availability. There were no revolver borrowings at September 30, 2016. As expected, liquidity levels decreased from June due primarily to a reduced borrowing base, slightly higher DSO and increased operating losses in the quarter.

At September 30, 2016, our term loan principal balance remained approximately $92.2 million. Our DSO at September 30, 2016 was 69 days.

Now finally, Guidance.

•	Primarily due to the lack of project awards in the Oil & Gas segment, we are reducing our total year revenue guidance to be in the range of $725 to $750 million

•	Our Q4 2016 revenue is expected to be flat from Q3 2016 levels with Oil & Gas and Canada flat to slightly down, and UTD up

•	Our Adjusted Operating Income is expected to improve in Q4 2016, with UTD up, and Canada and Oil & Gas flat

We do not expect to make any payments against our term loan debt for the remainder of the year nor have any revolver borrowings. Total interest expense in 2016 is expected to be approximately $14 million with $10.5 million being cash interest.

Aaronson, we will now turn it back to you to take questions.

QUESTIONS AND ANSWERS

Operator

Thank you. We will now begin the question and answer session. To ask a question, you may press star and then one on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. If at any time your question has been addressed, and you would like to withdraw your question, please press star and then two.

Our first question comes from Matt Tucker of KeyBanc Capital. Please go ahead.

Matt Tucker

Good morning, gentlemen. Thanks for taking my questions.

Van Welch

Good morning, Matt.

Michael Fournier

Good morning.

Matt Tucker

First question, just following up on the commentary on the fourth quarter, the expectation of Canada, and Oil & Gas profitability being flat quarter-over-quarter. I’m surprised, given you had these project losses you mentioned during the third quarter that you wouldn’t expect some improvement there. So maybe you could just add some color as to why that’s the case. Is it just seasonality? And what’s the potential for additional losses on these projects that you mentioned?

Willbros Group, Inc.

October 31, 2016 at 10:00 a.m. Eastern

Van Welch

Matt, I’ll take the first part of that. In terms of the guidance, it’s primarily, mix of work is one. Two, we’re going to have now revenue that’s going to be in Q4 that’s not going to have—or we’re expected not to have - profitability associated in Q4, especially around those loss projects that we talked about. Three, we’re not anticipating in the guidance that we’re going to collect on any change orders, although we’re hopeful that we’re going to be collecting on some change orders.

So that’s the primary reasons for that guidance. And in UTD, we’re expecting the revenues to grow and we’re also expecting that to have a bit of margin improvement in Q4 in our UTD operation.

Matt Tucker

Got it. Thank you, that’s helpful, great.

Michael Fournier

Matt, I’m going to jump in with the work to go on those two projects. So as we indicated, we have a plan submitted in Canada that basically entails the demobilizing and remobilizing once the freeze-up occurs. We demobilized last week. We’ve got a small contingent of folks that are doing some maintenance work on the site. And we will go back and complete the job and we’ve got probably 80% of the job left to do once conditions freeze-up. And we feel comfortable that in the area that work is being performed that we can be productive and in some ways feel more confident finishing the job with frozen conditions than fighting the mud and whatnot that comes from the moisture.

The US job, we’re, I’m going to say within a 65, 70 feet of completing the bore work, and we’ve proposed a solution to the client. We think it’s technically acceptable. And we expect that we will go back to work on that solution and be finished up on that project by end of November in terms of the higher risk element of work there.

Matt Tucker

Got it. Thank you for that color. And then, turning to your term-loan covenants, I believe, excuse me, your covenant holiday ends at the end of this year. Are you currently projecting that you’ll be in compliance with covenants starting in the first quarter or are you in discussions around that currently?

Van Welch

No, we are currently projecting that we’re going to be in compliance. Just as a reminder, you’re right, Matt, we have a covenant holiday in Q4. We were able to achieve some flexibility when we go into next year. Q1 is we have to be 6 times, Q2 we have to be 5 times and then it ratchets down to 3.5 and 3.25 in Q3 and Q4.

We do have in our datasheet that we attached to the press release; there are some differences between straight EBITDA calculations and covenant EBITDA from continuing operations. We did highlight that for you, and that shows we’re about $2.3 million covenant EBITDA in Q3 and Q2 we were about $5.6 million.

We’re going to have to pick up the pace a little bit. Certainly, we don’t plan on taking any more debt on. So we’re looking at about $90 million worth of debt to get to those covenant ratios that I mentioned previously. But we feel like our current estimate right now is we’re going to be in compliance.

Matt Tucker

Got it. Thanks. And then, at Oil & Gas, you mentioned some indications from customers that there may be some more opportunities in 2017. Maybe if you could just add kind of some more color on what types of projects you’re expecting to see. And do you feel like given the restructuring you’ve done in that business that you’re at a point where you’ve got the right cost structure to bid competitively for this upcoming round of activity?

Willbros Group, Inc.

October 31, 2016 at 10:00 a.m. Eastern

Michael Fournier

Sure. So first opportunity seems to be a pipeline in nature, both in the Permian, Midland area. And it’s mid-diameter work. We’ve won work of the same nature in the last two quarters, and are actually out today in the field executing on one of those projects. So we believe we’re competitive in that space. The other opportunity for pipeline is on the collection side, up in the Utica/Marcellus area. And these are midstream pipe owners that are looking at pipe sizes that are in the 6, 12, maybe 16-inch range. And again, we have our Lineal business unit with a heavy bid load up there on that. And recently, we’ve even had our Houston-based pipeline group working up in that area. So again, we believe we can be competitive. And I would say, a marked increase in clients that are looking at cycling through last year, seeming more facilities oriented, than this coming year, 2017, seems to be pipeline oriented. And of course that’s all gas up in Marcellus/Utica.

On the Gulf Coast, for the facilities, the tankage, would appear—well, there’s a number of tank farm terminal type opportunities that we both responded to or in the midst of responding to and I made reference to the $100 million and the $60 million are tank groups. Those are predominately projects that we’ve known about for a while that seem to go on the shelf and now are coming back off the shelf. And there’s certainly competition for that work in the Houston area, but we’ve got a very good track record of executing that type of work with—well, as recently as this year, we were finishing up a terminal project.

So that’s definitely a marked difference in what we see as the opportunity for Oil & Gas that started in Q3, continues in Q4, compared to where we were this time last year.

Matt Tucker

Sounds good, I appreciate the color, guys.

Michael Fournier

Okay. Thanks, Matt.

Operator

Once again, if you have a question, please press star and then one on your telephone keypad. And bear in mind, if you’re using a speakerphone, please pick up your handset before pressing the keys.

Our next question comes from Dan Mannes of Avondale. Please go ahead.

Daniel Mannes

Hey, good morning, everyone.

Michael Fournier

Good morning, Dan.

Daniel Mannes

A couple of follow-up questions. First, I just wanted to dig back into the two problem projects. The one in Canada, it sounds like there’s still a lot of work to do on this one. Can you maybe comment a little bit on the weather impact versus other impacts that you ran into? And same question on the US project, if you could delineate what the issues were?

Willbros Group, Inc.

October 31, 2016 at 10:00 a.m. Eastern

Michael Fournier

So in Canada, I would attribute 100% of the issue is weather. They had significant rainfalls up there as we were mobilizing that project, and at a time where the crews themselves were trying to get oriented to clients’ expectation with respect to right of way work. So execution is in, estimate job one way, execute another. We had a good execution plan. We brought the people and the equipment per plan. This isn’t entirely beyond historical norms in terms of rainfall and early snow as well. But either way, it accumulates as moisture.

Daniel Mannes

Okay.

Michael Fournier

And the ground isn’t frozen, so it’s like you’re playing in a mud pit. We need about six to eight inches of frost in the ground to work without disturbing the top soils and support the equipment. And historically, that says by mid-November we expect to be there, and then we’ll remobilize folks.

Daniel Mannes

And then the—

Michael Fournier

Go ahead.

Daniel Mannes

No, I was saying, and then in the US?

Michael Fournier

The US, that one is more of a—we certainly on the frontend of that job, just like other contractors this summer in the Houston area, just significant amounts of accumulative rain that isn’t running off and you’re pumping out ditches. And so we’ve incurred a significant amount of weather impact on that job, and that’s ours to bear.

And in both the Canadian market and the US market today in the mid-diameter space, clients are not taking any of that. That risk is entirely on the contractor and that’s the reality of the market conditions today.

So we used our normal historical statistical assessment of rain days per month. And those numbers were exceeded by significant multiples.

But then at the backend of the job, we’re handed some additional scope around bores into a facility, where there is a number of as built don’t exist and there is a number of underground obstructions there that have prevented us from executing the bores as shown on the drawing. And thus we are in a mode of trying to find a different way to execute the project for the client and working through the change management process that goes along with that.

And in that case you end up incurring the cost before reaching an agreement with the owner and being able to recognize the revenue. So we expect to complete the job. We have a very good working relationship with the client. We’re bringing the solutions to the table in terms of alternatives and the expertise to execute those alternatives and we expect to be compensated for that.

Daniel Mannes

Given the commentary you just said, as it relates to Q4, you still have a substantial amount of work to

Willbros Group, Inc.

October 31, 2016 at 10:00 a.m. Eastern

do in Canada. Weather is something that you said you normally would take the hit on. It seems less likely to get recovery there. Whereas in the US, which was the larger hit in the third quarter, it didn’t sound like there’s much left in Q4. And if the drawings weren’t right, it seems like you probably have more leverage to get recovery there than you do in Canada.

Michael Fournier

Yes. So I don’t want to go into too much details of individual projects and contracts, but what I will say is, in the case of the Canadian project, unlike the US market or this particular contract, we do have some means for recovery on the extreme weather in Canada.

Daniel Mannes

Okay. Switching on to a couple of other quick topics, on the pipeline side, last quarter there’s been an ongoing discussion in terms of your ability to bid on some of the larger projects out there. A few quarters ago, it seemed like you thought you’d had a breakthrough. Last quarter you were little bit more cautionary about your positioning relating to bidding. Where does that stand now and are you able to bid on the projects you want to bid on as you look to 2017, because frankly there’ve been some awards in your core territory over the last three months or so, that we haven’t seen you guys get involved with?

Michael Fournier

Yes. I think the short answer is, yes, there are larger diameter longer run pipelines that clients are now talking to us in terms of bidding, where they weren’t earlier in the year. Those are in some cases mid to late 2017 work, in other cases they push into 2018.

In some, we have established the dialogue with some potential partners, contractors to execute the large-diameter work with the notion that we have a lot of technical expertise and personnel and to your point areas that are our wheelhouse. And we feel that may make it even that much more appealing for a client to look at us for a project if we have a strong partner. So we are not leaving any rock unturned in terms of strategies to get back into that space.

More and more, we are seeing where clients are making their decision 12 to 18 months out. And so our discussions today are happening around end of 2017, 2018 projects. There is no doubt we were not at the table with some clients around projects that are either kicking off now or will in the front end of 2017.

Daniel Mannes

Understood, and just a couple quick ones if you’ll indulge me. You mentioned something about the fiber conduit award from last quarter. It sounded like maybe that’s gone away. Can you give a little bit of color on maybe what happened there, and what your outlook is in terms of your ability to get even deeper into that market?

Michael Fournier

Yes. I’m not going to go into the specifics of individual projects. In general in that space, people are rethinking the way they’re trying to deliver that service. I think that factors into the outlook for that space. I will say in this particular instance that wasn’t the issue. I think that work is proceeding. We have a contractual issue that we couldn’t resolve, and thus we’re not executing that work. And I think it’s well understood that some rethink is happening around that type of work.

Daniel Mannes

And when you say rethink, you’re saying in terms of the way it’s contracted or in terms of potentially switching to other forms—

Willbros Group, Inc.

October 31, 2016 at 10:00 a.m. Eastern

Michael Fournier

No, technology, yes, how they deliver it.

Daniel Mannes

So potentially fixed wireless rather than fiber or something like that?

Michael Fournier

Yes.

Daniel Mannes

Got it. And then my final question and since you guys mentioned it early in the fourth quarter, as it relates to Hurricane Matthew it sounded like you said roughly 30 crews, give or take, between East and West. How impactful could this be as it relates to your fourth quarter outlook, which where you’ve already said you expect UTD to be up or is that maybe not that meaningful?

Van Welch

Yes. I think, Dan, we’re looking at about somewhere between $1.5 million, $2 million worth of storm revenue, probably deliver incremental margins of $450,000 to $500,000.

Daniel Mannes

Got it. That’s very helpful. Thanks so much.

Operator

Our next question comes from John Rogers of D.A. Davidson. Please go ahead.

John Rogers

Hi, good morning.

Michael Fournier

Good morning, John.

John Rogers

Just a couple of other follow-ups. First of all, just in terms of the CapEx levels that you’ve been holding down for a while, as you look out into the 2017, and to hit some of these numbers and participate in some of these markets that you’re talking about, do you have to ramp that up, or can you keep running at these levels?

Van Welch

John, this is Van. No, I think from an equipment availability standpoint, especially in the pipeline space, there is plenty of equipment that we could take on in an operating lease or even in a rental. I think what we’d have to do as look at where we are and look at what’s best for us at that particular time and choose which direction we go on that equipment space.

You’re right, in terms of the CapEx spend that we’ve had today I think we spent about $2.8 million or so, through September. It’s been pretty low and most of that’s been in the UTD area.

Michael Fournier

And maybe, I’ll add to that, John.

Willbros Group, Inc.

October 31, 2016 at 10:00 a.m. Eastern

John Rogers

Yes.

Michael Fournier

The UTD area, that is when we put a new crew on, there’s equipment leasing that goes with that. That equipment’s available on a lease basis and we don’t see constraints there. We do keep a very close eye on the side boom availability relative to larger projects. We continue to have first call on 130 booms that are sitting up in our yard in Acheson, Alberta, and with the ability to move those either to the US or Canada, as required, and we see no issue when we look at the lead-time that clients are providing in locking up that equipment as we commit to projects.

Certainly on the smaller work that we do day-to-day with the smaller side booms, those are readily available either within our own fleet or on the rental market.

John Rogers

Okay. And then, Mike, just as it relates to your comments on the fourth quarter, and when you mentioned that Canada operating income would be flat, that’s excluding project charges? I just want to understand what you are saying there.

Van Welch

Yes, I think, John, this is Van. In terms of loss projects that we had, the one Canadian loss project, from a GAAP standpoint, when a job goes into a loss position, we book the expected entire loss on that project.

John Rogers

Which you did in the third quarter.

Van Welch

In the third quarter, correct. And in our outlook for Q4, we’re not making an assumption that on change order revenue, which would be, if we had change order revenue associated with those costs that we’ve already taken into account in Q3, we’d have an income pickup. We have not adjusted that in our Q4 outlook.

John Rogers

Okay. But, maybe we can take this offline, but what I’m confused about then is that if you eliminate the losses, even if you run it breakeven on the projects, it should be an improvement.

Van Welch

Yes. I think it’s a mix of work that we’re talking about in the revenue outlook that we’re anticipating.

John Rogers

Okay.

Van Welch

Right now, that’s the guidance that I gave in terms of the look ahead, is the guidance.

John Rogers

Okay, because I’m just trying to figure out, then how you see the substantial improvement going into 2017. No, but it’s additional—replacing the backlog, I would assume.

Willbros Group, Inc.

October 31, 2016 at 10:00 a.m. Eastern

Van Welch

Yes, in taking that, let me start, Mike may follow on here. One of the things that we talked about in the prepared remarks was our gross and net contract margins improving over last year. A lot of that is getting our cost down. Not only is our bid execution in terms of gross contract margins improving over last year, our net contract margins are improving as well.

And most of that relates to reducing our indirect costs, most equipment and other costs associated in supporting projects. So as volume increases, we should see an uptick in net contract margins.

John Rogers

Yes, okay. Thank you.

Van Welch

Thanks, John.

Operator

Once again, if you have a question, please press star and then one on your telephone keypad. We will pause momentarily to reassemble our roster. It seems we have no further questions at this time. This concludes our question and answer session.

I would like to turn the conference back over to Mr. Michael Fournier for any closing remarks.

CONCLUSION

Michael Fournier

Thank you. Thanks, folks, for joining our call this morning. We’ve discussed the growth opportunity in UTD, with some opportunity for margin improvement. We’ve explained the strength of recurring revenue provided by MSAs, particularly in the UTD space, and the significance of 12-month backlog compared to total backlog.

Lastly, we tried to provide some color on the improvement in discrete project opportunities that we see in 2017 in the Oil & Gas segments. So hopefully this has been helpful in your analysis of our company and we look forward to our next call. Have a good day.

Operator

The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.

Willbros Group, Inc.

October 31, 2016 at 10:00 a.m. Eastern